Exhibit 99.1

Jené Elzie to Join Zeta’s Board of Directors

25-year global sports and marketing veteran adds to Zeta leadership strength as company growth initiatives continue

NEW YORK, NY (July 1, 2021) — Zeta, a cloud-based marketing technology company that empowers enterprises to acquire, grow, and retain customers, announced today that Jené Elzie has been elected to the Zeta Board of Directors as a Class I director, increasing the size of the Board to six directors. Ms. Elzie will support the next phase of Zeta’s growth and its commitment to helping enterprises thrive in a rapidly changing digital ecosystem.

With more than 25 years of experience developing and implementing growth strategies in the marketing, sports and entertainment industries, Ms. Elzie is currently chief growth officer at Athletes First (A1) Partners Agency, a role she has held since 2018. Prior to A1 Partners, she served as Vice President of International Marketing for the NBA, where she oversaw the league’s marketing endeavors outside of the US, as well as Vice President of Marketing & Communications for Europe, Middle East & Africa. Ms. Elzie has also served roles at NBC Universal/Comcast (2007-2013) and The Tennis Channel (2003-2007) and is currently on the boards of directors at Varsity Brands and the Public Radio Exchange.

“Jené Elzie is a highly-respected leader with a deep understanding of marketing and has proven success creating unmatched customer experiences. We are honored to welcome her to Zeta’s Board of Directors as we continue to scale growth,” said David A. Steinberg, Zeta Co-Founder, Chairman and CEO. “I look forward to partnering with her for her expert perspective as we continue to execute our strategy, drive profitability, and enhance value for all of Zeta’s shareholders, including our investors and employees. We are very excited she chose Zeta.”

Ms. Elzie stated, “Zeta is in the right position at the right time as our world continues to digitally transform, and to be the trusted marketing technology partner for global companies is an enormous opportunity. Just as importantly, Zeta’s culture is open and collaborative, and I look forward to working with David and the Zeta leadership in this next phase of the company’s growth.”

About Zeta

Zeta Global Holdings Corp. (NYSE: ZETA) is a leading data-driven, cloud-based marketing technology company that empowers enterprises to acquire, grow and retain customers. The Company’s Zeta Marketing Platform (the “ZMP”) is the largest omnichannel marketing platform with identity data at its core. The ZMP analyzes billions of structured and unstructured data points to predict consumer intent by leveraging sophisticated artificial intelligence to personalize experiences at scale. Founded in 2007 by David A. Steinberg and John Sculley, the Company is headquartered in New York City. For more information, please go to www.zetaglobal.com.